TERMINATION AGREEMENT

This **TERMINATION AND REDEMPTION AGREEMENT** (this "Agreement"), dated as of October 31, 2016, is by and between **kathy ireland Worldwide, LLC** ("kiWW"), and **Level Beauty Group, Inc.** (the "Company").

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination of Select Sections of Management Services Agreement.

a. Except as set forth in Section 1(b) below, kiWW and the Company each hereby acknowledges and agrees that the Management Services Agreement, dated April 27, 2015 between the parties ("Management Services Agreement") is hereby terminated and canceled, and shall no longer be in force and effect. The Company shall not be required to pay any amounts owed or otherwise perform any obligations under the Management Services Agreement.

b. Until the earlier of (i) such time as kiWW and the Company execute any definitive agreements with respect to the purchase by the Company of IM1, LLC and Encore Endeavor 1, LLC, or (ii) three years from the date hereof, kiWW and the Company hereby agree that the terms of Sections 4, 5, 6, 8, 9, 10, 11, 12 and 13 of the Management Services Agreement shall remain in full force and effect.

2. Consideration. In exchange for the termination of the Management Services Agreement, the Company shall pay to kiWW a lump sum payment of $50,000 to such account as kiWW may designate.

3. Miscellaneous.

a. Entire Agreement. This Agreement, as may be amended hereafter from time to time in accordance with the terms hereof, sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty.

b. Further Assurances. In connection with the transactions contemplated hereby, Siskey and the Company shall each execute and deliver any further instruments or documents and take such further actions as may be reasonably requested by the other party to further evidence or give effect to the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

c. Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature, and may be appended, to any other counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written

kathy ireland Worldwide, LLC

[signature]

Name: Stephen Roseberry

Title: President CMO

Level [illegible] Group, Inc.

[signature]

Name: [illegible]

Title: CEO